Exhibit 5

TRANSLATION FOR INFORMATION PURPOSES ONLY

TRADEMARK LICENSE AGREEMENT ENTERED INTO BY, GRUMA, S.A.B. DE C.V., HEREINAFTER REFERRED TO AS “THE LICENSOR”, HEREIN REPRESENTED BY ITS ATTORNEY-IN-FACT, MR. HOMERO HUERTA MORENO, AND BY, GRUPO INDUSTRIAL MASECA, S.A.B. DE C.V., HEREINAFTER REFERRED TO AS “THE LICENSEE”, HEREIN REPRESENTED BY ITS ATTORNEY-IN-FACT, MR. SALVADOR VARGAS GUAJARDO, WHICH IS FORMALIZED PURSUANT TO THE CONTENT OF THE FOLLOWING RECITALS AND CLAUSES.

RECITALS

I.           “THE LICENSOR”, through its legal representative, states that:

a)             It is a Business Organization duly incorporated and existing pursuant to the laws of the United Mexican States, by means of Public Deed No. 2,857 dated December 24, 1971, granted before Mr. Alejandro Macías Barragán, Notary Public No. 18 in Monterrey, N.L., currently recorded before the Public Registry of Property and Commerce of Monterrey, N.L. under Commercial Electronic Folio No. 9385*9.

b)             It is holder of the trademarks and commercial ads registered before the Mexican Institute of Industrial Property (“MIIP”), which are described in Exhibit “A” of this agreement, rights which are in force and rendering all its corresponding legal effects, hereinafter “THE DISTINCTIVE SIGNS”.

c)              It is interested in granting a license for the exclusive use of “THE DISTINCTIVE SIGNS” to “THE LICENSEE” with respect to each and every product covered by its corresponding registration (hereinafter “THE PRODUCTS”), within the TERRITORY (as defined further on) subject to the terms and conditions set forth in this agreement.

d)             They evidence their capacity as legal representatives and the authority with which they appear to the execution of this agreement, through the Public Deed No. 5,568 dated April 17, 2007 granted before Mr. Armando Hernández Berlanga, Notary Public No. 132 in Escobedo, N.L., currently recorded before the Public Registry of Property and Commerce of Monterrey, N.L. under Commercial Electronic Folio No. 9385*9, same which have not been revoked or limited in any way, since their granting and as of this date.

II.      “THE LICENSEE”, through its legal representative, states that:

a)            It is a Business Organization duly incorporated and existing pursuant to the laws of the United Mexican States, by means of Public Deed No. 861 dated March 12, 1981, granted before Mr. Ruben Leal Isla, Notary Public No. 8 in Monterrey, N.L., currently recorded before the Public Registry of Property and Commerce of Monterrey, N.L. under Commercial Electronic Folio No. 17504*9.

b)            Its principal has all corporate authorizations necessary for the execution of this agreement, and previously studied and negotiated its terms and conditions with “THE LICENSOR”.

c)             It is interested in obtaining a license to use “THE DISTINCTIVE SIGNS” from “THE LICENSOR” under the terms and conditions set forth in this agreement.

e)              They evidence their capacity as legal representatives and the authority with which they appear to the execution of this agreement, through the Public Deed No. 5,574 dated April 18, 2007 granted before Mr. Armando Hernández Berlanga, Notary Public No. 132 in Escobedo, N.L., currently recorded before the Public Registry of Property and Commerce of Monterrey, N.L. under Commercial Electronic Folio No. 17504*9, same which have not been revoked or limited in any way, since their granting and as of this date.

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III.      Based on the foregoing and pursuant to the aforementioned recitals, both parties agree to execute this agreement subject to the following:

CLAUSES

FIRST: “THE LICENSOR” grants to “THE LICENSEE” an exclusive license, with authority to grant sublicenses to third parties, for the commercial use and/or exploitation of “THE DISTINCTIVE SIGNS”, within the territory, as this is defined further on, and in connection with “THE PRODUCTS”, according to its needs, in the terms and conditions contained in this agreement.

SECOND: “THE LICENSEE” undertakes not to use, reproduce or in any way exploit “THE DISTINCTIVE SIGNS” in products different than those covered by their corresponding registrations, pursuant to Exhibit “A” of this Agreement, same which signed by both parties is an integral part of the same.

THIRD: “THE LICENSEE” shall not use “THE DISTINCTIVE SIGNS” outside of the territory established in Clause Seventh of this agreement and agrees and undertakes not to request, by itself or through a third party, without “THE LICENSOR’S” written consent, the registration of any intellectual property right equal and/or similar in a confusing degree to “THE DISTINCTIVE SIGNS” either within or outside of the referred territory.

FOURTH: “THE LICENSEE” undertakes to use “THE DISTINCTIVE SIGNS” subject matter of this agreement, according to the applicable legal provisions, labeling “THE PRODUCTS” with the Registered Trademark caption or its abbreviations TM or the sign ® as well as to carry out all necessary acts and actions requested by “THE LICENSOR” to maintain its validity; such as to furnish data, containers, bags or the documentation necessary for the verification of use, renewal, among others; “THE LICENSOR” as owner of “THE DISTINCTIVE SIGNS” and in order to oversee the latter, will be entitled at all times to review the facilities of “THE LICENSEE”, the documentation, containers, bags and everything related to them, in order to confirm the proper use of the licensed DISTINCTIVE SIGNS.

FIFTH: According to the negotiations carried out between the parties they agree to establish as total and sole consideration for the license to use “THE DISTINCTIVE SIGNS” the aggregate amount of $2,343’000,000.00 (TWO THOUSAND THREE HUNDRED AND FORTY THREE MILLION PESOS 00/100 Mx. Cy.), same which covers the license during the term of this agreement. If applicable, the corresponding Value Added Tax will be added to the previously agreed amount.

“THE LICENSEE” will pay the agreed consideration to “THE LICENSOR” in a one-time payment, same which shall be carried out on or before December 31 (thirty one), 2013 (two thousand and thirteen) prior delivery of the corresponding invoice which shall comply with the applicable tax requirements.

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SIXTH: During the term of this Agreement, “THE LICENSOR” undertakes to cover, either through direct payment or refund, as it may agree with “THE LICENSEE” at that time, the advertisement expenses of “THE DISTINCTIVE SIGNS” up to an annual amount equivalent to the 0.75% (point seventy five per cent) of the annual net sales of “THE LICENSEE”, related solely and exclusively to “THE DISTINCTIVE SIGNS”, hereinafter “advertising support”. Annual net sales shall mean the result of the aggregate sales to the public of “THE PRODUCTS” commercialized under “THE DISTINCTIVE SIGNS” by “THE LICENSEE”, after rebates and returns, and during the period elapsing as from January 1° to December 31 of each year, starting as of the fiscal year corresponding to the 2014 calendar year, pursuant to financial statements audited by the independent public accountant who audits the financial statements of “THE LICENSEE”.

Such “advertising support” shall only by used for the payment of advertising activities of “THE DISTINCTIVE SIGNS” including, without being limited to, the payment for ad transmission in media, either television, press, radio, magazines, digital media or others, market studies, marketing, propaganda or advertising items, point of sale materials, but always in connection with “THE DISTINCTIVE SIGNS” subject matter of the advertising, according to the annual programs set forth by the parties.

All publicity and propaganda that “THE LICENSEE” intends to make in connection with “THE DISTINCTIVE SIGNS” shall be previously authorized by “THE LICENSOR”, who shall approve the annual programs for publicity expenses related to “THE DISTINCTIVE SIGNS” prepared by “THE LICENSEE.

The calculation of the “advertising support” will be made annually based on the audited financial statements of “THE LICENSEE”, and shall be payable within the 30 (thirty) calendar days following the date on which such financial statements are issued. Notwithstanding the aforementioned, “THE LICENSOR” may make advance payments of the annual balance of such “advertising support” prior agreement with “THE LICENSEE”. In case that the amount of the advance payments is greater than the value of the final determination of the annual “advertising support”, “THE LICENSEE” shall pay the difference to “THE LICENSOR” within the thirty calendar days following the date on which the corresponding invoice is delivered, in case a lower amount results from the final calculation, “THE LICENSEE” will invoice the corresponding difference to “THE LICENSOR” in order for the latter to make the payment in terms of this clause.

SEVENTH:“THE LICENSEE” is entitled to carry out the commercial use and exploitation of “THE DISTINCTIVE SIGNS”, as well as the propaganda materials, labels, etc., using such industrial property rights, within the space known as national territory of the United Mexican States, which for purposes of this agreement is referred to as “THE TERRITORY” and prior to this clause as “territory”.

EIGHTH: The parties agree that the license to use “THE DISTINCTIVE SIGNS” referred to in this agreement is granted for a period of 6 (six) calendar years counted as from the 1° (first) day of January of 2014 (two thousand fourteen) to end on December 31 (thirty one) of the 2019 (two thousand nineteen) year. When such term expires, the parties undertake to negotiate in good faith the terms and conditions of the license agreement that will substitute this agreement.

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NINTH: “THE LICENSEE” shall make sure that all “THE PRODUCTS” that are commercialized and use “THE DISTINCTIVE SIGNS” strictly and faithfully comply with the Mexican Official Standards (Normas Oficiales Mexicanas) regarding sanitation and hygiene, and undertakes to enforce this toward the sub licensees, releasing “THE LICENSOR” from any liability in case of noncompliance with such standards.

Likewise, “THE LICENSEE” shall allow the access to and inspection of its facilities and, in its case of the facilities of its sub licensees, which shall be set forth in the corresponding sub license agreements, to the persons in charge of overseeing the quality and hygiene of “THE PRODUCTS” by “THE LICENSOR”. In case that as a result of the audits improvement points are shown, these will be communicated to “THE LICENSEE” in order for it to adopt the corresponding measures as soon as possible in order to maintain the leadership image of “THE DISTINCTIVE SIGNS”.

All documents and reports to be delivered pursuant to this agreement, shall be delivered to the person or persons appointed by “THE LICENSOR” in writing to “THE LICENSEE”.

TENTH: The defense of the rights of “THE DISTINCTIVE SIGNS” shall correspond to “THE LICENSOR”. In case that “THE LICENSEE” has knowledge that a third party infringed “THE DISTINCTIVE SIGNS”, it will communicate this circumstance to “THE LICENSOR” in writing as soon as possible, in order for the latter to exercise the corresponding rights; “THE LICENSEE” shall not exercise such actions by itself, except in case it has prior written authorization of “THE LICENSOR”. All expenses related to the defense of the rights of “THE DISTINCTIVE SIGNS” shall be paid by “THE LICENSEE”.

“THE LICENSEE” agrees and acknowledges that “THE DISTINCTIVE SIGNS”, wrappings and in general any material employed in the use and exploitation of the same, are owned by “THE LICENSOR” and that any intrinsic value attached to them as a result of their use by “THE LICENSEE” will result in the benefit of “THE LICENSOR”.

ELEVENTH: “THE LICENSEE” may freely grant sublicenses to use “THE DISTINCTIVE SIGNS” to its affiliates and/or subsidiary companies. Any sub license of “THE DISTINCTIVE SIGNS” to be granted in favor of third parties will necessarily require the prior written authorization of “THE LICENSOR”, authorization which shall not be denied without justification. A third party shall mean any entity (or legal entity) in which “THE LICENSOR” does not, directly or indirectly, own a majority holding in its capital stock.

TWELFTH: “THE LICENSEE” may not vary or modify in any way “THE DISTINCTIVE SIGNS” subject matter of this agreement, nor their design, in case that the same is protected pursuant to the corresponding registrations.

THIRTEENTH: It is expressly agreed that nothing contained in this agreement, shall be construed as an assignment or transfer of any industrial property rights over “THE DISTINCTIVE SIGNS” in favor of “THE LICENSEE”, or any adaptation or version of the same, since it is the parties’ expressed intent that “THE LICENSOR” simply grants an authorization for the commercial use, reproduction and exploitation of “THE DISTINCTIVE SIGNS” within “THE TERRITORY” to “THE LICENSEE” and under the guidelines necessary to preserve its prestige.

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FOURTEENTH: “THE LICENSEE” expressly undertakes to release “THE LICENSOR” of any liability, including damages, attorneys’ fees, that may be claimed by third parties as a result of the use by “THE LICENSEE” of any idea, invention, method, procedure, appliance or device, in connection with the manufacture, promotion, distribution or advertising of “THE PRODUCTS” in which “THE DISTINCTIVE SIGNS” are used.

FIFTEENTH: This agreement may be terminated due to the breach by any of the parties to the provisions contained in the same, as well as the causes provided by the applicable legislation, in the understanding that, “THE LICENSOR” shall have the right to terminate this agreement, in the following cases:

a)             In case that “THE LICENSEEE” (and/or the sub licensees it authorizes) for any cause, reason or motive, may not use, reproduce or exploit “THE DISTINCTIVE SIGNS” subject matter of this agreement according to the provisions set forth in the same, after the thirty (30) days following the date on which “THE LICENSOR” by writing pointed out the deficiencies it noticed in the compliance with such provisions.

b)             In case that that “THE LICENSEEE” (and/or the sub licensees it authorizes) is declared in concurso mercantil, or may be presumed as in cessation of payments in terms of the applicable Law in the Mexican Republic; or if, its assets are seized or granted to a trust, or if it is declared disabled.

c)              In case that “THE LICENSEE” assigns its rights or obligations contained in this agreement without the prior written authorization of “THE LICENSOR”.

In the event that the agreement is terminated pursuant to this clause, “THE LICENSOR” will be entitled to withhold and apply in its benefit any amount delivered by “THE LICENSEE” as payment, or in connection with any other type of advance or early payment.

SIXTEENTH: This agreement will be early terminated, without liability and without right to set off and/or refund of non-accrued royalties, by agreement of the parties.

The parties agree that, in case that “THE LICENSOR”, on a later date after the execution of this agreement, does not have a majority holding, directly or indirectly, in the capital stock of “THE LICENSEE”, the rights of the license to use “THE DISTINCTIVE SIGNS” granted pursuant to this agreement, will continue in force, and the parties agree that the consideration paid in exchange of the license herein granted shall not be refundable on any grounds.

SEVENTEENTH: “THE LICENSOR” accepts that upon termination of this agreement by the parties, or for any of the agreed termination causes, “THE LICENSEE” shall have the right, during a period not longer than ninety (90) days, to dispose of all “THE PRODUCTS” not deployed to the market, as well as the labels and other means used in “THE DISTINCTIVE SIGNS”. This right of “THE LICENSEE” is subject to its delivery, within the fifteen (15) days following the termination of this agreement, of a true statement, issued by a Legal Representative of “THE LICENSEE”, which contains the amount of “THE PRODUCTS”, labels and other means used in “THE DISTINCTIVE SIGNS”, in connection with which such right of disposal shall be exercised.

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EIGHTEENTH: The parties appoint as their domiciles to hear and receive all types of communications, for all legal effects related to this agreement, the following:

“THE LICENSOR”

Calzada del Valle No. 407 Oriente, Colonia del Valle, San Pedro Garza García, Nuevo León.

“THE LICENSEE”

Av. Humberto Junco Voigt No. 2307 Torre Martel 2 Floor, Colonia Valle Oriente, San Pedro Garza García Nuevo León.

Any change of domicile shall reliably be communicated to the other party in writing and 30 (thirty) days in advance, otherwise the communications and proceedings carried out in the previously appointed domiciles shall be valid.

NINETEENTH: This agreement is the sole valid agreement signed by the parties in connection with its subject matter and replaces and cancels any other prior agreement, either oral or written.

The execution of an agreement shall be required for the amendment to this agreement, and shall be signed by mutual agreement of the legal representatives of both parties.

TWENTIETH: It is expressly agree that the lack of compliance by any of the parties to the obligations derived from this agreement or lack of exercise by those parties of the rights derived from the same, in no way shall be construed or deemed as a change or amendment in the terms of the same agreement.

TWENTY FIRST: The parties expressly acknowledge that this agreement is free of any willful misconduct, bad faith, duress, mistake, injury or any other defect in the consent that may invalidate it.

TWENTY SECOND: The parties agree to keep the confidentiality of the amount of the consideration agreed upon in this agreement; therefore they agree to sign simultaneously to this agreement, an additional license agreement of the same industrial property rights, in terms and conditions materially the same to these, except that the amount of the aggregate consideration will not be mentioned, such agreement will only be used for purposes of registration of the license before the Mexican Institute of Industrial Property (MIIP), for which, for all the other legal purposes between the parties, this agreement shall prevail over the agreement recorded before the MIIP.

TWENTY THIRD: This agreement is the maximum law between the parties in connection with its subject matter; in those matters not provided for in this agreement, the provisions of the Industrial Property Law in force in the Mexican Republic and the Civil Code for the State of Nuevo Leon, shall be applied in that order.

TWENTY FOURTH: The parties expressly submit to the jurisdiction of the competent Courts in the city of Monterrey, N.L., for all matters related to the interpretation or compliance with this Agreement, and consequently waive to any venue that may correspond to them in virtue of the current or future domiciles.

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Aware of the scope and content of this agreement, the parties sign this agreement in conformity, without defect that could cause its nullity or invalidity, in the city of San Pedro Garza García, N.L., on the 29 (twenty nine) days of November of the year 2013 (two thousand and thirteen) in four counterparts, two for each party.

GRUMA, S.A.B. DE C.V. “THE LICENSOR”	GRUPO INDUSTRIAL MASECA, S.A.B. DE C.V. “THE LICENSEE”

/s/ Homero Huerta Moreno	/s/ Salvador Vargas Guajardo
MR. HOMERO HUERTA MORENO	MR. SALVADOR VARGAS GUAJARDO